Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	(Investment Community)	List Underwood	(205) 801-0265
	(News Media)	Rick Swagler	(205) 801-0105

AmSouth Announces Sale of Divested Branches

BIRMINGHAM, Ala., Nov. 1, 2006 – AmSouth Bancorporation (NYSE: ASO) announced today the three purchasers who have agreed to buy 52 branches in Alabama, Mississippi, and Tennessee that the U.S. Department of Justice and the Board of Governors of the Federal Reserve System require be divested in connection with AmSouth’s merger with Regions Financial Corp. The divestitures are required to ensure that competition remains strong in areas where the companies are combining. The merger, which will create a top 10 U.S. bank holding company, is expected to be completed in early November, and the branch sales are expected to be completed in the first quarter of 2007.

RBC Centura Bank has agreed to buy the 39 Alabama branches AmSouth is required to sell in Mobile, Montgomery, Selma, Tuscaloosa, Huntsville and Decatur. RBC Centura Bank currently serves personal, business and commercial clients in five southeastern states through more than 270 full-service banking centers, an extensive ATM network, and telephone and Internet banking. As a wholly owned subsidiary of Royal Bank of Canada (NYSE, TSX: RY) since 2001, RBC Centura Bank is part of one the largest financial services companies in North America.

Citizens Bank of Russellville, Ala., has agreed to buy the six Mississippi branches AmSouth is required to sell in Greenwood, Greenville, Clarksdale, and the Starkville area. Citizens Bank currently has 24 branch locations in Alabama, Mississippi, and Tennessee. With more than 300 employees and $870 million in assets, Citizens Bank has become one of the largest community banks in Alabama.

FirstBank of Lexington, Tenn., has agreed to buy the seven Tennessee branches AmSouth must sell in Crossville, Dayton, Fayetteville, Woodbury, Paris, Shelbyville, and Smithville. FirstBank is the largest independently owned bank in Tennessee and upon completion of this acquisition will have 43 locations and approximately $1.9 billion in assets.

“Each of these companies shares our commitment to excellent customer service and we will work closely to ensure a smooth transition for our customers. I’m also pleased that each has agreed to offer positions to the AmSouth associates in these branches. This will provide continuity and help make this a seamless process,” said Dowd Ritter, chairman, president and chief executive officer of AmSouth.

Under the branch sale agreement, AmSouth branch employees involved in the acquisition will be offered employment by the purchasing banks.

Goldman, Sachs & Co. advised AmSouth on the sales of the branches. The branches being sold are as follows:

Market and purchaser of divested branches	Branch name	Address	City
ALABAMA Purchaser: RBC Centura Bank
Decatur	Danville Road	2404 Danville Road SW	Decatur
Huntsville	Lily Flagg	107 Lily Flagg Road SE	Huntsville
	Piedmont Point	4769 Whitesburg Drive S	Huntsville
	University Drive	1470 Perimeter Parkway NW	Huntsville
	Whitesburg	2204 Whitesburg Drive	Huntsville
	North Madison	7930 Highway 72 W	Madison
Mobile	Bay Minette	511 D’Olive St.	Bay Minette
	Bayou La Batre	13825 S Wintzell Ave.	Bayou La Batre
	Lake Forest	28770 US Highway 98	Daphne
	Baldwin Square	111 Baldwin Square	Fairhope
	Fairhope	51 S Section St.	Fairhope
	Ambassador Plaza	7860 Airport Blvd.	Mobile
	Cottage Hill	5133 Cottage Hill Road	Mobile
	Crichton	2820 Springhill Ave.	Mobile
	Government Street	1402 Government St.	Mobile
	Hillcrest	720 Hillcrest Road	Mobile
	Lloyds Lane	6241 Cottage Hill Road	Mobile
	McGregor Square	3920 Airport Blvd.	Mobile
	Schillinger Road	7849 Cottage Hill Road	Mobile
	Skyline	3942 Government Blvd.	Mobile
	Spring Hill-Mobile	4357 Old Shell Road	Mobile
	Springdale Plaza	3250 Airport Blvd.	Mobile
	Tillman's Corner	5351 Highway 90 W	Mobile
	Toulminville	2326 St. Stephens Road	Mobile
	Saraland	34 Shelton Beach Road	Saraland
	Oak Plaza	7800 Moffat Road	Semmes
	Eastern Shore Centre	10010 Eastern Shore Blvd.	Spanish Fort
	Westminster	500 Spanish Fort Blvd.	Spanish Fort
Montgomery	Millbrook	3725 Highway 14	Millbrook
	Atlanta Highway	5375 Atlanta Highway	Montgomery
	Eastern Bypass	1465 Eastern Blvd.	Montgomery
	Taylor Road	2710 Taylor Road	Montgomery
	Prattville	1882 E Main St.	Prattville
	Wetumpka Main	743 S Main St.	Wetumpka

Selma	Selma Main	9 Broad St.	Selma
Tuscaloosa	Northport	3076 McFarland Blvd.	Northport
	Skyland	719 Skyland Blvd. E	Tuscaloosa
	Tuscaloosa Main	2330 University Blvd.	Tuscaloosa
	University Campus	331 University Blvd.	Tuscaloosa
MISSISSIPPI Purchaser: Citizens Bank
Clarksdale	Clarksdale Main	301 John Lee Hooker Lane	Clarksdale
Greenville	Greenville Main	342 Washington Ave.	Greenville
Greenwood	Greenwood	820 West Park Ave.	Greenwood
Starkville	Eupora	102 West Fox Ave.	Eupora
	12 / 25	303 Highway 12 W	Starkville
	Sturgis	3869 Highway 12 West	Sturgis
TENNESSEE Purchaser: FirstBank
Crossville	Crossville	139 Elmore Road	Crossville
Dayton-Spring City	Dayton	1525 Market St.	Dayton
Fayetteville	Fayetteville	310 College St. W	Fayetteville
Cannon County	Woodbury	101 W Main St.	Woodbury
Paris	Paris	101 W Wood St.	Paris
Shelbyville	Shelbyville	508 Madison St.	Shelbyville
Smithville	Smithville	200 W Main St.	Smithville

About AmSouth

AmSouth is a regional bank holding company with $54 billion in assets, 700 branch banking offices and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.

About Regions Financial Corporation

    Regions Financial Corporation (NYSE: RF), headquartered in Birmingham, Ala., is a full-service provider of retail and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions had $86.1 billion in assets as of June 30, 2006, making it one of the nation's top 15 banks. Regions' banking subsidiary, Regions Bank, operates some 1,300 offices and a 1,600-ATM network across a 16-state geographic footprint in the South, Midwest and Texas. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions, which is a member of both the Forbes and Fortune 500, can be found at www.regions.com.